 AGREEMENT TO SERVE ON

BOARD OF DIRECTORS

This  Agreement (the "Agreement") is made as of February 20, 2008 by and between Terry De Lacy ("Individual”) and GTREX Capital, Inc., a Delaware company (the "Company") in the following factual context:

Recitals

A.

The Company is desirous of the services of Individual by entering into this Agreement and Individual agrees to perform services on behalf of the Company in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.      Services.  During the term of this Agreement, Individual agrees to sit on the Company’s Board of Directors and to provide such services, as such, in accordance with the terms and conditions of this Agreement.  Such services shall include attending the annual shareholder’s meeting, being available for telephonic meetings as necessary and other services that are customary and within the scope as a Director of a public company.

2.

Term.  The term of this Agreement shall begin on February 20, 2008 and shall continue for a period of twelve (12) months or longer, if agreed in writing by both parties.

3.

Hold Harmless and Indemnity.  During the term of this Agreement and while Individual is acting on behalf of the Company as a Director, Company agrees to hold Individual harmless and to indemnify Individual and to provide legal defense for Individual as to any lawsuit or other action brought against Individual while acting on behalf of Company as a Director.

4.       Consideration and Payment.  During the term of this Agreement the

Company shall pay Individual the sum of $2,500 per month, of which $1,000 shall be paid in cash and $1,500 shall be paid in restricted common stock of GTREX Capital, Inc., or its successor issuer.  The cash portion of the monthly fee shall be payable in arrears on the first of each following month, plus any pre-approved expenses incurred on behalf of the Company including but not limited to travel expenses to attend Board meetings.  Payment of the stock component shall be paid quarterly, in arrears. Evaluation of the amount of stock will be calculated by applying the closing bid price on the first of each month towards the amount earned in arrears for that month.

5.

Non-Disclosure.  Individual shall not, during the term of this Agreement and for a period of 2 years thereafter, disclose any confidential or proprietary information of the Company to any person, firm, corporation, partnership, association, or other entity (other than to persons in the Company qualified to receive such information) for any reason or purpose whatsoever nor shall Consultant make use of any such confidential or proprietary information for Individual's purposes or for the benefit of any other person, firm, corporation or other entity except the Company.  For purposes of this Agreement, the term "confidential information" shall mean any and all information which is known to Individual which relates to the business operations of the Company, including, without limitation, trade secrets, books and records, pricing policies and information which is not known to others, or readily available to others from sources other than the Company and is not in the public domain.

6.

Return of Records.  Upon the expiration of this Agreement, Individual shall deliver to the Company all records, reports, notes, memoranda and equipment of any nature and all copies thereof relating to the business of the Company that may be in the possession or under the control of Individual.

7.

Notices.  All notices, requests and other communications which are required or may be given hereunder shall be in writing and shall be delivered personally, or by facsimile, telegram or air courier or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed given upon receipt by the party to whom sent, if sent to an address set forth below:

If to Individual:

Terry De Lacy

Silky Oaks

Tarcoola Lane

1666 Kyogle Rd

Uki

HSW 2484

Australia

If to Company:

GTREX Capital, Inc.

29970 Technology Drive, Suite 203

Murrieta, CA 92563

8.

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

9.

Governing Law.  This Agreement shall be governed by, interpreted under, construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed wholly within the State of California.

10.

Entire Agreement.  The terms of this Agreement are intended by the parties as a final expression of the agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.

11.

Third Party Rights.  The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

12.

Title and Headings.  Title and headings of any sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

13.

Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural.

14.

Further Assurances.  The parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably be required to consummate, evidence or confirm.

15.

Assignment.  This Agreement constitutes an agreement for personal services and the rights, duties, and obligations hereunder may not be assigned or delegated by Individual, and any attempted assignment or delegation by Individual is void.

16.

Severability.  Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining provisions, which remaining provisions shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared that it is the intention of the parties that they would have executed the remaining portion of this Agreement without including any such part, parts, or portions which may, for any reason, be hereafter declared invalid.  If any provision of this Agreement is held invalid or unenforceable with respect to particular circumstances, such provisions shall nevertheless remain in full force and effect in all other circumstances.

17.

Attorneys' Fees.  In any action in connection with the preservation of the rights of any party hereto or the enforcement of or the breach or threatened breach of any term or covenant of this Agreement brought by any party, the prevailing party hereunder shall be entitled to recover from the other party all reasonable attorneys' fees and expenses incurred in connection with such action.

18.

Authority and Execution.  Each person executing this Agreement on behalf of a party hereto represents and warrants that he is duly and validly authorized to do so on behalf of such party, with full right and authority to exercise this Agreement and to bind such party with respect to all of the obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

INDIVIDUAL:	GTREX CAPITAL, INC.
By: /s/ Terry De Lacy Terry De Lacy	By: /s/ Steven Peacock Steven Peacock, CEO